Exhibit 10.2
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (together with the attached Business Terms Exhibit, the “Agreement”), is made as of January 1, 2024 (the “Effective Date”) by and between Deciphera Pharmaceuticals, LLC, a Delaware limited liability company with a principal business address at 200 Smith Street, Waltham, MA 02451 (“Deciphera”), and Daniel L. Flynn (“Consultant”). Deciphera desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide services to Deciphera, all as provided in this Agreement. Deciphera and Consultant are referred to herein collectively as the “Parties” and individually as a “Party”.

1.Condition to Effectiveness. The effectiveness of this Agreement is contingent on the continuation of Consultant’s employment with Deciphera pursuant to the October 13, 2017 Employment Agreement between Consultant and Deciphera as amended by Amendment No. 1 dated as of June 10, 2020 (the “Employment Agreement”) to and including December 31, 2023 and the voluntary termination of Consultant’s employment with the Company on that date. If such condition is not satisfied, this Agreement shall not take effect.
2.Consulting Services. Deciphera retains Consultant, and Consultant agrees to provide, consulting and advisory services to Deciphera as Deciphera may from time to time reasonably request and as specified in the attached Business Terms Exhibit (the “Consulting Services”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed to in writing between Consultant and Deciphera prior to implementation of the changes.
3.Compensation. As full consideration for Consulting Services provided under this Agreement, Deciphera or its designee agree to pay Consultant and reimburse expenses as described in the Business Terms Exhibit (the “Compensation”). For the avoidance of doubt, Consultant shall not be entitled to new equity grants; provided that the Parties intend that the transition from Consultant’s status as an employee pursuant to the Employment Agreement to his status as Consultant pursuant to this Agreement shall not affect the continuation of the Parties’ service relationship for purposes of Consultant’s previously granted equity rights.
4.Expenses. Except for expenses for travel, all expenses relating to the Consulting Services are to be borne by Consultant in exchange for the Compensation and will not be reimbursed by Deciphera unless otherwise agreed to in writing by Deciphera in advance. If Deciphera agrees to reimburse Consultant for any reasonable, necessary, and prior-approved out-of-pocket expenditures, that are incurred directly in connection with the Consulting Services and are in accordance with Deciphera’s travel and expense policy for non-employee travel, the actual costs will be passed through to Deciphera with no markup.
5.Performance. Consultant agrees to provide the Consulting Services to Deciphera in accordance with all applicable laws and regulations and the highest professional standards. Consultant represents and covenants that Consultant has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

Exhibit 10.2
6.Compliance with Obligations to Third Parties. Consultant represents and warrants to Deciphera that the terms of this Agreement and Consultant’s performance of Consulting Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Consulting Services. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Work Product (defined in Section 6), unless agreed upon in writing in advance by Deciphera.
7.Work Product. Consultant will promptly and fully disclose in confidence to Deciphera and its affiliates all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, processes, methodologies, trade secrets, know-how, information, data, documentation, reports, research, creations, copyrights, derivative works and copyrightable works, and other products arising from or made in the performance of (solely or jointly with others) the Consulting Services (whether or not patentable or subject to copyright or subject to trade secret protection) (collectively, the “Work Product”). Consultant will assign and does hereby assign to Deciphera and its affiliates all rights, in the United States and throughout the world, whether existing under statute or at common law or equity, now or hereafter in force or recognized to Work Product. Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Deciphera at all times. For purposes of the copyright laws of the United States, Work Product shall be considered specifically ordered for Deciphera and its affiliates, and constitute “works made for hire” under the United States Copyright Laws (17 U.S.C. § 101 et seq., and any amendments) or similar law of any other jurisdiction, except to the extent such Work Product cannot by law be “works made for hire.” If for any reason Work Product cannot by law be “works made for hire,” Consultant will assign and does hereby assign all right, title, and interest in the Work Product to Deciphera and its affiliates in perpetuity. Consultant represents and covenants that Consultant has and will have the right to transfer and assign to Deciphera ownership of all Work Product. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm Deciphera’s rights as outlined above. In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints Deciphera as attorney to execute and deliver any such documents on Consultant’s behalf.
8.Confidentiality.
8.1 “Confidential Information” means (a) any and all non-public scientific, technical, business, regulatory, intellectual property or financial information or data or trade secrets in whatever form (written, oral or visual) that is furnished or made available to Consultant by or on behalf of Deciphera, (b) all information contained in or comprised of Deciphera Materials (defined in Section 9); and (c) all Work Product. Confidential Information is, and will remain, the sole property of Deciphera.
8.2 Obligations. During and at all times following the Term (as defined in Section 12), Consultant agrees to (a) hold in confidence all Confidential Information, and not disclose Confidential Information without the prior written consent of Deciphera; (b) use Confidential Information solely in connection with the Consulting Services; (c) treat Confidential Information with no less than a reasonable degree of care; (d) reproduce Confidential Information solely to the extent necessary to provide the Consulting Services, with all such reproductions being considered Confidential Information; and (e) notify Deciphera of any unauthorized disclosure of Confidential Information promptly

Exhibit 10.2
upon becoming aware of such disclosure. Notwithstanding the foregoing, the non-disclosure and non-use obligations imposed by this Agreement with respect to trade secrets included in the Confidential Information will continue for as long as Deciphera continues to treat such Confidential Information as a trade secret. If Consultant is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Consultant will give Deciphera prompt written notice thereof and Consultant will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant will cooperate reasonably with Deciphera in any efforts to seek a protective order.
8.3 Exceptions. Consultant’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Consultant can demonstrate, by competent proof:
(a) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Consultant;
(b) becomes known to Consultant on a non-confidential basis through disclosure by sources other than Deciphera that have no fiduciary, contractual or other legal duty to maintain the confidentiality of such Confidential Information and that have the legal right to disclose such Confidential Information without restriction; or
(c) is independently developed by Consultant without reference to or reliance upon Confidential Information and unrelated to the performance of Consulting Services.
8.4 Defend Trade Secrets Act. Deciphera provides notice to Consultant that pursuant to the United States Defend Trade Secrets Act of 2016:
(a) An individual will not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and
(b) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
In addition, this Agreement does not prohibit Consultant from participating in or cooperating with any government investigation or proceeding, nor does this Agreement restrict Consultant from disclosing Confidential Information to government agencies in a reasonable manner when permitted by applicable state or federal “whistleblower” or other laws.

Exhibit 10.2
8.5 Personal Identifiable Information.
Notwithstanding anything to the contrary in Section 8, (a) Consultant will not disclose to any third party nor use any protected health information, personal identifiable data, or biological samples of subjects enrolled in clinical studies that are the subject of services, or any other information that could be used to identify an individual (collectively, “Personal Data”) except as expressly required in the Agreement and as long as such disclosure and use is in compliance with applicable law; and (b) such restrictions on the disclosure and use of Personal Data will remain in place for as long as such restrictions are required under applicable law. Deciphera’s use and disclosure of Personal Data will be in accordance with applicable Laws and regulations and the relevant consent documents.

9. Deciphera Materials. Confidential Information of Deciphera and its affiliates includes (a) materials, Work Product, intellectual property rights, records , documents, data, records, materials, compounds, apparatus, equipment and other physical property furnished scientific and medical data, investigator brochures, protocols and correspondence with or from institutional review boards and other entities with oversight responsibilities for clinical studies that are the subject of Consulting Services, including ethics committees and data safety monitoring committees; (b) development and marketing plans, regulatory and business strategies, financial information, and forecasts of Deciphera; and (c) all information of third parties that Deciphera has an obligation to keep confidential, whether or not, in each case, such materials or information are marked or identified as confidential, furnished or made available by or on behalf of Deciphera and its affiliates to Consultant in connection with this Agreement (“Deciphera Materials”) are and will remain the sole property of Deciphera and its affiliates. Consultant will use Deciphera Materials only as necessary to perform the Consulting Services and will not transfer or make available to any third party the Deciphera Materials without the express prior written consent of Deciphera and its affiliates. Consultant will return to Deciphera and its affiliates any and all Deciphera Materials upon request.
10. Publication; Publicity. Consultant may not publish or refer to Work Product, in whole or in part, without the prior express written consent of Deciphera and its affiliates. Consultant will not use the name, logo, trade name, service mark, or trademark, or any other identifiers including but not limited to any simulation, abbreviation, or adaptation of same, or the name of Deciphera or any of its affiliates for publicity, promotion, or other uses without Deciphera’s prior written consent.
11. Notice of Other Service. Consultant shall notify Deciphera in writing of any employment or engagement as an independent contractor for any other party before undertaking any such commitment or otherwise commencing any such employment or engagement during the Term, as defined below. Such notice shall set forth the identity of the employer or other contracting party, the nature of Consultant’s services and the anticipated time commitment of Consultant. Consultant shall share any other information that Deciphera may reasonably request regarding any such employment or engagement and otherwise confer with Deciphera regarding any such anticipated employment or engagement; provided that Consultant shall not be obligated to violate any confidentiality obligations to any other party. Nothing in this Section 11 or otherwise in this Agreement shall be construed to modify any of Consultant’s obligations under any other surviving agreement between Consultant and either Deciphera or Deciphera Pharmaceuticals, Inc., including without limitation Consultant’s obligations under Section 7 of the Employment Agreement, entitled “Nondisclosure/Confidentiality.”

Exhibit 10.2
12. Expiration/Termination. The term of Deciphera’s engagement of Consultant pursuant to this Agreement (the “Engagement”) will commence on the Effective Date and expire at the end of the period specified in the “Term” Section of Business Terms Exhibit, unless sooner terminated pursuant to the provisions of this Section 12 or extended by mutual written agreement of the parties (the “Term”). Deciphera may terminate the Engagement at any time with or without cause upon not less than ten (10) days’ prior written notice to Consultant. Consultant may terminate the Engagement at any time with or without cause upon not less than sixty (60) days’ prior written notice to Deciphera. Any expiration or other termination of the Term shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination. Upon expiration or other termination of the Term, neither Consultant nor Deciphera will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Deciphera, unless Deciphera specifies in the notice of termination that Consulting Services in progress should be completed; (b) Consultant will deliver to Deciphera all Work Product made through expiration or other termination of the Term; (c) Deciphera will pay Consultant any monies due and owing Consultant, up to the time of expiration or other termination of the Term, for Consulting Services properly performed and all authorized expenses actually incurred; (d) Consultant will immediately return to Deciphera all Deciphera Materials and other Confidential Information and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under Sections 7, 8, 9, 10 and 13.2 to 13.11 inclusive will survive expiration or other termination of the Term.
13. Miscellaneous.
13.1 Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an agent or employee of Deciphera. Consultant has no authority to obligate Deciphera by contract or otherwise. Consultant will not be eligible for any employee benefits of Deciphera and expressly waives any rights to any employee benefits. Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and indemnifies and holds Deciphera harmless from and against any liability with respect to such taxes, benefits and other matters. Consultant further acknowledges and agrees to the following:
(a) Deciphera shall treat payments to Consultant as Internal Revenue Service Form 1099 income and shall not withhold any employment taxes on Consultant’s behalf;
(b) while Consultant will receive instruction on the objects and goals for which Consultant is responsible, Deciphera has no right to control the manner in which Consultant performs services under this Agreement and Consultant is free to perform such services in the manner Consultant deems fit; provided that such performance is consistent with recognized standards for performing such services;
(c) Consultant shall not use Deciphera’s trade names, trademarks, service names or service marks without the prior written approval of the Company; and
(d) if, at any time, Consultant’s status with Deciphera as an independent contractor changes or Consultant is ever deemed to be an employee of Deciphera for any

Exhibit 10.2
period during the Term, each of the covenants set forth above and this Agreement shall remain in full force and effect in their entirety until and unless replaced with a subsequent and superseding agreement.
13.2 Use of Name. Consultant consents to the use by Deciphera of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Deciphera.
13.3 Entire Agreement. This Agreement contains the entire agreement of the parties with regard to its subject matter and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter; provided that this Agreement shall not be construed to supersede any ongoing obligations under the Employment Agreement (including without limitation Consultant’s continuing obligations under Section 7 of the Employment Agreement, entitled “Nondisclosure/Confidentiality”), under the Transition Agreement between Deciphera and Consultant (the “Transition Agreement”) or under any other agreement that is expressly preserved in Section 5 of the Transition Agreement. This Agreement may be modified only by a writing signed by Consultant and an authorized representative of Deciphera.
13.4 Assignment and Binding Effect. The Consulting Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or assign, transfer or subcontract any of Consultant’s rights or obligations under this Agreement. In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any third party. Deciphera may transfer or assign this Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and permitted assigns.

13.5 Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to Deciphera will be marked “Attention: Chief Scientific Officer” with a copy to “Attention: General Counsel”. All notices must be given (a) by personal delivery, with receipt acknowledged; (b) by prepaid certified or registered mail, return receipt requested; or (c) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

13.6 Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the State of Kansas, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

13.7 Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole

Exhibit 10.2
or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

13.8 No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either party. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

13.9 Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving party, as applicable.

13.10 Remedies. Consultant agrees that (a) Deciphera may be irreparably injured by a breach of this Agreement by Consultant; (b) money damages would not be an adequate remedy for any such breach; (c) as a remedy for any such breach Deciphera will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Consultant to post a bond; and (d) such remedy will not be the exclusive remedy for any breach of this Agreement.

13.11 Material Nonpublic Information. Consultant hereby acknowledges that it is aware that United States and other applicable securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Consultant agrees that it will not use or cause any third party to use, any of Deciphera’s Confidential Information in contravention of U.S. securities laws.

13.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

[Signature page immediately follows]

Exhibit 10.2

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

DECIPHERA PHARMACEUTICALS, LLC By: /s/ Steven Hoerter Name: Steven Hoerter Title: President and Chief Executive Officer Date: August 1, 2023	DANIEL L. FLYNN /s/ Daniel L. Flynn, Ph.D. Date: August 1, 2023

Exhibit 10.2

BUSINESS TERMS EXHIBIT
CONSULTING AGREEMENT WITH DANIEL L. FLYNN

Dated: January 1, 2024

1.Consulting Services:

Consultant will provide the following Consulting Services to Deciphera:

During the period January 1, 2024 through December 31, 2024 (the “2024 Consulting Period”)

To the extent requested by the Chair of the Parent Company’s Board of Directors or the Chair of the Parent Company Board of Directors’ Science & Technology Committee, provide scientific consulting advice to such bodies. The “Parent Company” means Deciphera Pharmaceuticals, Inc.

To the extent requested by Deciphera’s Chief Scientific Officer (“CSO”), provide transition services, scientific consulting advice and/or consulting advice with respect to Deciphera’s research organization.

To the extent requested by Deciphera’s General Counsel (or designee), provide consulting services in respect of patent matters, including, without limitation, as a witness or an expert.

To the extent requested by Deciphera’s Chief Executive Officer (“CEO”) or CSO, provide any additional services that are in the nature of consulting services.
During the period January 1, 2025 – December 31, 2027 (the “2025-2027 Consulting Period”):
To the extent requested by the Deciphera’s General Counsel (or designee), provide consulting services in respect of patent matters, including, without limitation, as a witness or an expert.
Consultant shall perform consulting services at reasonable times consistent with the timely completion of services and with any particular scheduling needs associated with the performance of services. Consultant and Deciphera shall strive to reach mutual agreement on timing and scheduling. In order to facilitate the provision of consulting services, Deciphera will provide Consultant with Deciphera equipment and materials as determined by the CSO and CEO. In the event the Board of Directors of the Parent Company forms a Scientific Advisory Board (“SAB”) and invites Consultant to be a member thereof, service on any such SAB shall be covered by a separate agreement for such purpose.
It is anticipated that Deciphera’s needs for Consultant’s services will be no greater than 80 hours per month for the 2024 Consulting Period. It is further anticipated that in most months in the 2025-2027 Consulting Period, Deciphera’s needs for Consultant’s services shall not exceed 20 hours per month; provided that it is anticipated that for isolated months, such needs may require up to 150 hours in a month. Consultant shall not perform services for Deciphera in any month of the 2024 Consulting Period exceeding 80 hours and shall not perform services for Deciphera in any month of the 2025-2027 Consulting Period exceeding 150 hours except, in either case, if the CEO or the CSO specifically approves in writing in advance the performance of additional services beyond 80 hours or 150 hours in a month, as applicable.

Exhibit 10.2
Consultant shall perform consulting services from his residence or other locations of his choosing outside Deciphera, except when Deciphera reasonably determines that the nature of requested services requires performance of services at a particular location.

2. Compensation:

Fees: As full consideration for all requested and authorized Consulting Services performed by Consultant, Deciphera or its designee will pay to Consultant a fee of $500 per hour.

Invoicing: No later than the last day of each calendar month, Consultant will invoice Deciphera for all requested and authorized Consulting Services rendered and related approved expenses incurred during the preceding month. Invoices should reference this Agreement and should be submitted to Deciphera to the attention of apinvoices@deciphera.com referencing the PO #. Invoices will set forth the time spent (expressed in hours to the nearest tenth of an hour) in each day, a summary of the activities performed in each day and any other detail as Deciphera may reasonably require. Invoices will be payable in U.S. Dollars. Undisputed payments will be made by Deciphera within forty-five (45) days after Deciphera’s receipt of Consultant’s invoice, request for reimbursement and all supporting documentation.

3. Term:

The Engagement will begin on the Effective Date and will continue to and end on December 31, 2027 unless earlier terminated pursuant to the terms and conditions of this Agreement.